Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 23, 2014

Relating to Preliminary Prospectus Supplement dated September 23, 2014 to

Prospectus dated February 17, 2012

Registration No. 333-179582

FINAL PRICING TERMS

$500,000,000 1.45% Senior Notes due 2017

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	1.45% Senior Notes due 2017

Size:	$500,000,000

Maturity Date:	October 2, 2017

Coupon:	1.45%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	99.962%

Benchmark Treasury:	1.000% due September 15, 2017

Benchmark Treasury Yield:	1.043%

Spread to Benchmark Treasury:	T + 42 bps

Re-offer Yield:	1.463%

Make-Whole Call:	T + 10 bps

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AR8 / US871829AR85

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

$750,000,000 2.35% Senior Notes due 2019

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	2.35% Senior Notes due 2019

Size:	$750,000,000

Maturity Date:	October 2, 2019

Coupon:	2.35%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	99.864%

Benchmark Treasury:	1.625% due August 31, 2019

Benchmark Treasury Yield:	1.759%

Spread to Benchmark Treasury:	T + 62 bps

Re-offer Yield:	2.379%

Make-Whole Call:	T + 10 bps

Par Call:	On or after September 2, 2019 (one month prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AS6 / US871829AS68

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

$750,000,000 3.00% Senior Notes due 2021

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.00% Senior Notes due 2021

Size:	$750,000,000

Maturity Date:	October 2, 2021

Coupon:	3.00%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	99.781%

Benchmark Treasury:	2.000% due August 31, 2021

Benchmark Treasury Yield:	2.215%

Spread to Benchmark Treasury:	T + 82 bps

Re-offer Yield:	3.035%

Make-Whole Call:	T + 15 bps

Par Call:	On or after August 2, 2021 (two months prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AT4 / US871829AT42

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

$1,250,000,000 3.50% Senior Notes due 2024

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.50% Senior Notes due 2024

Size:	$1,250,000,000

Maturity Date:	October 2, 2024

Coupon:	3.50%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	99.616%

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Yield:	2.526%

Spread to Benchmark Treasury:	T + 102 bps

Re-offer Yield:	3.546%

Make-Whole Call:	T + 15 bps

Par Call:	On or after July 2, 2024 (three months prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AU1 / US871829AU15

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

$750,000,000 4.35% Senior Notes due 2034

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.35% Senior Notes due 2034

Size:	$750,000,000

Maturity Date:	October 2, 2034

Coupon:	4.35%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	99.841%

Benchmark Treasury:	3.375% due May 15, 2044

Benchmark Treasury Yield:	3.242%

Spread to Benchmark Treasury:	T + 112 bps

Re-offer Yield:	4.362%

Make-Whole Call:	T + 15 bps

Par Call:	On or after April 2, 2034 (six months prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AV9 / US871829AV97

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

$1,000,000,000 4.50% Senior Notes due 2044

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.50% Senior Notes due 2044

Size:	$1,000,000,000

Maturity Date:	October 2, 2044

Coupon:	4.50%

Interest Payment Dates:	April 2 and October 2, commencing April 2, 2015

Price to Public:	98.992%

Benchmark Treasury:	3.375% due May 15, 2044

Benchmark Treasury Yield:	3.242%

Spread to Benchmark Treasury:	T + 132 bps

Re-offer Yield:	4.562%

Make-Whole Call:	T + 20 bps

Par Call:	On or after April 2, 2044 (six months prior to maturity)

Special Mandatory Redemption:	Sysco Corporation will be required to redeem the notes in whole, at a redemption price equal to 101% of the aggregate principal amount the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of special mandatory redemption, if the merger between Sysco Corporation and USF Holding Corp. does not occur on or prior to October 8, 2015 or if the agreement relating to such merger is terminated on or prior to October 8, 2015.

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 7; October 2, 2014

CUSIP/ISIN Numbers:	871829 AW7 / US871829AW70

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Zion First National Bank

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, TD Securities (USA) LLC at 212-827-7392 and Wells Fargo Securities, LLC at 1-800-326-5897.

Sysco Corporation expects delivery of the notes will be made against payment therefor on October 2, 2014, which is the 7th business day following the date of this term sheet (such settlement being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.